Exhibit 99.1

News Release

For Immediate Release

JACKSON HEWITT REPORTS

SECOND QUARTER FISCAL 2008 RESULTS

Conclusion of Recent Events Positions Company for Growth in 2008

100% of Prior Year Net Income Returned to Shareholders

During First Six Months of Fiscal 2008

Long-Term Financial Targets Reaffirmed

PARSIPPANY, NJ – November 27, 2007 – Jackson Hewitt Tax Service Inc. (NYSE: JTX) today reported financial results for the second quarter and first six months of fiscal 2008. Total revenues in the current quarter were $5.6 million as compared to $6.2 million in the prior year period. Net loss in the current quarter of $23.7 million ($0.78 per share) included $8.3 million in non-recurring charges primarily related to the Company’s internal review and severance costs. The Company incurred a net loss of $15.5 million ($0.46 per share) in the prior year period.

For the first six months of the year, the Company generated total revenues of $11.5 million, as compared to $12.0 million in the prior year period. Net loss in the first six months of the year was $43.3 million ($1.43 per share), as compared to a net loss of $28.2 million ($0.82 per share) in the prior year period. The current six-month period included $12.4 million in non-recurring charges primarily related to the Company’s internal review and severance costs. Jackson Hewitt typically generates a loss in the first and second fiscal quarters due to the seasonal nature of the tax service business.

Net loss for the quarter would have been $0.60 per share, adjusting primarily for previously disclosed charges related to the Company’s internal review ($2.2 million or $0.06 per share) and severance costs for the Company’s former Chief Executive Officer ($5.7 million or $0.11 per share). Net loss was further impacted by $0.10 per share due to a 3.5 million net reduction in weighted average share count and incremental interest expense of $1.0 million on higher average debt balances, both resulting from the cumulative impact of the Company’s share repurchase programs.

“I am excited about the growth opportunities for Jackson Hewitt as we prepare for the 2008 tax season,” said Michael Yerington, President and Chief Executive Officer. “With the issues of the last several months now behind us, we are well-positioned to grow the business. We look to the 2008 tax filing season with a renewed focus on improving distribution and same store sales as well as continuing to be an industry leader in providing quality tax preparation.”

3 Sylvan Way, Parsippany, New Jersey 07054 Phone: 973.630.0821 Fax: 973.630.0812

www.jacksonhewitt.com

Recent Developments

The Company concluded a number of events during the second quarter of fiscal 2008:

•

Financial product agreements were executed, securing product access to all Jackson Hewitt customers for the next three tax seasons. The fees earned by the Company under the agreements are primarily fixed, as in the prior year, and are expected to have a similar impact on total revenues as compared to the prior year.

•

The previously disclosed Internal Revenue Service audit of the Company’s systems and processes was closed. At the time of the examination, the Company conducted a review of its tax return compliance systems and processes which resulted in recommendations currently being implemented for the 2008 tax season. In connection with the closing of the audit, the Company agreed to make a voluntary compliance payment of $1.5 million ($0.05 per share).

•

The U.S. Department of Justice resolved lawsuits that it had filed during the prior tax season against one of the Company’s franchisees and other named defendants (the Company was not named in the lawsuits). That franchisee has exited the Jackson Hewitt system. The Company previously announced that its internal review had determined that there was no corporate involvement in the allegations made against the franchisee.

•

The Company acquired tax preparation businesses in the Atlanta, Chicago and Detroit markets for $19.1 million from the franchisee named in the Department of Justice lawsuits and will operate those stores as company-owned locations beginning in the 2008 tax season. The Company expects that these businesses, which generated approximately $14 million in revenues for the franchisee last year, will be accretive to earnings in the current fiscal year.

•

Michael Yerington, formerly President and Chief Operating Officer, was promoted to President and Chief Executive Officer, and Mark Heimbouch, formerly Chief Financial Officer, was promoted to Chief Operating Officer. Mr. Heimbouch remains Interim Chief Financial Officer until a successor is named. Margaret Richardson, former Commissioner of Internal Revenue and current member of the Company’s Board of Directors, was named Non-Executive Chair of the Board as the roles of Chairman and Chief Executive Officer were separated.

Share Repurchases and Dividends

In the first six months of the year, the Company returned more than 100% of prior year net income to shareholders through the repurchase of 1.8 million shares at a total cost of $55 million and through the payment of cash dividends. In the second quarter, the Company repurchased 0.8 million shares at a total cost of $25 million. Since beginning its buyback programs in 2005, the Company has repurchased 8.8 million shares, representing 23% of its initial share base. As of October 31, 2007, the Company had $78 million available under its share repurchase authorization.

Franchise Operations

Revenues in the current quarter were $5.2 million, as compared to $5.7 million in the prior year period due to lower territory sales fees that were partially offset by higher financial product fees.

Following the conclusion of the recent developments noted above, the sale of territories strengthened. Through the end of November 2007, the Company expects to complete 120 territory sales on a year-to-date basis, as compared to 156 territory sales through November 30 in the prior year. Other revenues for the quarter included the sale of 48 territories through October 31 as compared to 76 in the prior year period. Territory sales for the first six months of the year were 93 as compared to 151 in the prior year.

The increase in financial product fees in the first and second quarters was primarily related to cumulative growth and higher pricing for Gold Guarantee® products sold in prior tax seasons.

Cost of franchise operations increased by $0.7 million to $8.7 million in the quarter due primarily to higher technology-related employee costs for compliance initiatives and software enhancements and a non-recurring charge for the termination of the franchise agreements in connection with the acquisition of the franchisee’s businesses in Atlanta, Chicago, and Detroit. Marketing expenses increased by $1.2 million in the quarter primarily due to a previously disclosed change in contractual arrangements under which the related advertising extends throughout the fiscal year rather than primarily during the tax season as under the prior agreement. Additionally, the Company expects to incur $1 to $2 million of recurring operational expenses as a result of its compliance initiatives. Loss before income taxes was $11.3 million, as compared to $8.6 million in the prior year period.

Company Owned-Office Operations

Loss before income taxes increased by $1.0 million to $8.6 million in the quarter primarily due to higher planned off-season occupancy and personnel costs associated with operating the increased number of offices that were opened in the 2007 tax season and those acquired from a former franchisee in October 2007.

Corporate and Other

Loss before income taxes increased from $9.6 million to $19.1 million. The increase in general and administrative expenses for the quarter was largely due to a $5.7 million charge related to the former Chief Executive Officer’s severance and $2.2 million for internal review expenses, which included a $1.5 million voluntary compliance payment to the Internal Revenue Service.

Interest expense increased by $1.0 million as a result of higher average debt outstanding, primarily related to the cumulative impact of the Company’s share repurchase programs.

Outlook:

Based on the growth opportunities within the business and the industry, the Company is reaffirming its long-term financial targets. Over the next five years, the Company expects total revenues to grow by an annualized rate of 10-15% and expects diluted earnings per share to grow by an annualized rate of 15-20%. These targets exclude non-recurring charges.

The Company, along with other industry participants, continues to work proactively with the Internal Revenue Service in order to minimize any inconvenience on U.S. taxpayers that may result this coming tax filing season from the U.S. Congress’ ongoing deliberations of tax policy related to the Alternative Minimum Tax.

Conference Call

Michael Yerington, President and Chief Executive Officer, and Mark Heimbouch, Chief Operating Officer and Interim Chief Financial Officer, will host a live webcast over the internet later this morning at 11:00 a.m. Eastern Time to discuss the quarter’s results. Please visit the Investor Relations tab of the Company’s website, www.jacksonhewitt.com, at least 10 minutes prior to the beginning of the call in order to access the webcast.

About Jackson Hewitt Tax Service Inc.

Jackson Hewitt Tax Service Inc. (NYSE: JTX), with over 6,500 franchised and company-owned offices throughout the United States during the 2007 tax season, is an industry leader providing full service individual federal and state income tax return preparation. Most offices are independently owned and operated. The Company is based in Parsippany, New Jersey. More information may be obtained at www.jacksonhewitt.com. To locate the Jackson Hewitt Tax Service® office nearest to you, call 1-800-234-1040.

This press release contains statements, including, without limitation, those statements relating to fees earned by the Company from financial product agreements, operational expenses due to compliance initiatives, earnings of the businesses acquired by Jackson Hewitt from its franchisee, territory sales, share repurchases and dividends, the outlook for the Company’s total revenues and diluted earnings per share growth, that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Because these forward looking statements involve risks and uncertainties, actual results may differ materially from those expressed or implied in the forward-looking statements due to a number of factors, including but not limited to: the Company’s ability to achieve the same levels of growth in revenues and profits in the future as we have in the past; the Company’s ability to successfully attract and retain key personnel; government initiatives that simplify tax return preparation or reduce the need for a third party tax return preparer, improve the timing and efficiency of processing tax returns or decrease the number of tax returns filed; the trend of tax payers filing their tax returns later in the tax season; the success of the Company’s franchised offices; the Company’s responsibility to third parties, regulators or courts for the acts of, or failures to act by, the Company’s franchisees; government legislation and regulation of the tax return preparation industry and related financial products, including refund anticipation loans, and the failure by us, or the financial institutions which provide financial products to the Company’s customers, to comply with such legal and regulatory requirements; the Department of Justice lawsuits and Internal Revenue Service examinations; the effectiveness of the Company’s tax return preparation compliance program; increased regulation of tax return preparers; the Company’s exposure to litigation; the failure of the Company’s insurance to cover all the risks associated with the Company’s business; the Company’s ability to protect the Company’s customers’ personal and financial information; the effectiveness of the Company’s marketing and advertising programs and franchisee support of these programs; disruptions in the Company’s relationships with the Company’s franchisees; changes in the Company’s relationships with financial product providers that could reduce the revenues we derive from the Company’s agreements with these financial institutions as well as affect the Company’s customers’ ability to obtain financial products through the Company’s tax return preparation offices; changes in the Company’s relationships with retailers and shopping malls that could affect the Company’s growth and profitability; the seasonality of the Company’s business and its effect on the Company’s stock price; competition from tax return preparation service providers, volunteer organizations and the government; the Company’s ability to offer innovative new financial products and services; the Company’s reliance on technology systems and electronic communications to perform the core functions of the Company’s business; the Company’s ability to protect the Company’s intellectual property rights or defend against any third party allegations of infringement by us; the Company’s reliance on cash flow from subsidiaries; the Company’s compliance with credit facility covenants; the Company’s exposure to increases in prevailing market interest rates; the Company’s quarterly results not being indicative of the Company’s performance as a result of tax season being relatively short and straddling two quarters; the Company’s ability to pay dividends in the future; certain provisions that may hinder, delay or prevent third party takeovers; changes in accounting policies or practices and the Company’s ability to maintain an effective system of internal controls; and the effect of market conditions, general conditions in the tax return preparation industry or general economic conditions.

Additional information concerning these and other risks that could impact the Company’s business can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2007 and other public filings with the Securities and Exchange Commission (“SEC”). Copies are available from the SEC or the Company’s website. The Company assumes no obligation, and the Company expressly disclaims any obligation, to update or alter any forward-looking statements.

Contact:

Investor Relations:	Media Relations:
David Kraut	Sheila Cort
Vice President,	Vice President,
Treasury & Investor Relations	Corporate Communications
973-630-0821	973-630-0680

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JACKSON HEWITT TAX SERVICE INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended October 31,		Six Months Ended October 31,
	2007	2006	2007	2006
Revenues
Franchise operations revenues:
Royalty	$674	$719	$1,332	$1,342
Marketing and advertising	300	316	575	596
Financial product fees	2,580	2,269	5,326	4,487
Other	1,651	2,397	3,384	4,732
Service revenues from company-owned office operations	396	454	904	859

Total revenues	5,601	6,155	11,521	12,016

Expenses
Cost of franchise operations	8,676	7,993	18,062	15,953
Marketing and advertising	4,570	3,463	8,710	6,297
Cost of company-owned office operations	6,898	5,907	12,515	10,699
Selling, general and administrative	17,961	9,233	31,280	16,804
Depreciation and amortization	3,310	2,994	6,594	5,966

Total expenses	41,415	29,590	77,161	55,719

Loss from operations	(35,814)	(23,435)	(65,640)	(43,703)
Other income/(expense):
Interest and other income	508	253	948	666
Interest expense	(3,631)	(2,603)	(6,491)	(3,840)

Loss before income taxes	(38,937)	(25,785)	(71,183)	(46,877)
Benefit from income taxes	15,263	10,296	27,904	18,718

Net loss	$(23,674)	$(15,489)	$(43,279)	$(28,159)

Loss per share:
Basic and diluted	$(0.78)	$(0.46)	$(1.43)	$(0.82)

Weighted average shares outstanding:
Basic and diluted	30,165	33,628	30,217	34,258

Dividends paid per share	$0.18	$0.12	$0.36	$0.24

JACKSON HEWITT TAX SERVICE INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands, except per share amounts)

	As of October 31, 2007	As of April 30, 2007
Assets
Current assets:
Cash and cash equivalents	$1,798	$1,693
Accounts receivable, net of allowance for doubtful accounts of $1,208 and $1,279, respectively	5,625	17,519
Notes receivable, net	6,076	5,544
Prepaid expenses and other	10,437	11,421
Deferred income taxes	3,119	1,933

Total current assets	27,055	38,110

Property and equipment, net	33,913	35,194
Goodwill	409,784	393,208
Other intangible assets, net	85,374	84,793
Notes receivable, net	6,363	5,001
Other non-current assets, net	14,887	17,235

Total assets	$577,376	$573,541

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$28,267	$31,452
Income taxes payable	10,411	58,905
Deferred revenues	8,514	10,038

Total current liabilities	47,192	100,395

Long-term debt	285,000	127,000
Deferred income taxes	29,871	31,206
Other non-current liabilities	6,941	11,450

Total liabilities	369,004	270,051

Stockholders' equity:
Common stock, par value $0.01; Authorized: 200,000,000 shares; Issued: 38,538,156 and 38,069,726 shares, respectively	385	381
Additional paid-in capital	373,801	359,469
Retained earnings	92,816	146,962
Accumulated other comprehensive income	37	348
Less: Treasury stock, at cost: 8,791,386 and 6,953,545 shares, respectively	(258,667)	(203,670)

Total stockholders' equity	208,372	303,490

Total liabilities and stockholders' equity	$577,376	$573,541

JACKSON HEWITT TAX SERVICE INC.

FRANCHISE RESULTS OF OPERATIONS

(Unaudited)

(In thousands)

	Three Months Ended October 31,		Six Months Ended October 31,
	2007	2006	2007	2006
Revenues
Royalty	$674	$719	$1,332	$1,342
Marketing and advertising	300	316	575	596
Financial product fees	2,580	2,269	5,326	4,487
Other	1,651	2,397	3,384	4,732

Total revenues	5,205	5,701	10,617	11,157

Expenses
Cost of operations (a)	8,676	7,993	18,062	15,953
Marketing and advertising	4,276	3,043	8,201	5,735
Selling, general and administrative	1,295	1,163	2,023	2,249
Depreciation and amortization	2,588	2,268	5,176	4,531

Total expenses	16,835	14,467	33,462	28,468

Loss from operations	(11,630)	(8,766)	(22,845)	(17,311)
Other income/(expense):
Interest and other income	375	161	740	432

Loss before income taxes	$(11,255)	$(8,605)	$(22,105)	$(16,879)

(a)	For the three and six months ended October 31, 2007, cost of operations includes a charge related to the termination of franchise agreements in connection with the acquisition of former franchisees' businesses in Atlanta, Chicago and Detroit.

JACKSON HEWITT TAX SERVICE INC.

COMPANY-OWNED OFFICE RESULTS OF OPERATIONS

(Unaudited)

(In thousands)

	Three Months Ended October 31,		Six Months Ended October 31,
	2007	2006	2007	2006
Revenues
Service revenues from operations	$396	$454	$904	$859

Expenses
Cost of operations	6,898	5,907	12,515	10,699
Marketing and advertising	294	420	509	562
Selling, general and administrative	1,051	1,004	1,939	1,725
Depreciation and amortization	722	726	1,418	1,435

Total expenses	8,965	8,057	16,381	14,421

Loss from operations	(8,569)	(7,603)	(15,477)	(13,562)

Loss before income taxes	$(8,569)	$(7,603)	$(15,477)	$(13,562)

JACKSON HEWITT TAX SERVICE INC.

CORPORATE AND OTHER

(Unaudited)

(In thousands)

	Three Months Ended October 31,		Six Months Ended October 31,
	2007	2006	2007	2006
Expenses (a)
General and administrative	$6,499	$5,997	$13,156	$10,838
Stock-based compensation	1,208	1,069	2,466	1,992
Internal review (b)	2,174	—	5,588	—
Severance costs (c)	5,734	—	6,108	—

Total expenses	15,615	7,066	27,318	12,830

Loss from operations	(15,615)	(7,066)	(27,318)	(12,830)
Other income/(expense):
Interest and other income	133	92	208	234
Interest expense	(3,631)	(2,603)	(6,491)	(3,840)

Loss before income taxes	$(19,113)	$(9,577)	$(33,601)	$(16,436)

(a)	Included in selling, general and administrative in the Consolidated Statements of Operations.
(b)	Costs related to the Company's Internal Review were in connection with allegations made against a franchisee and oher named defendants by the Department of Justice, the Company's tax return compliance processes and an Internal Revenue Service (IRS) examination. For the six months ended October 31, 2007, Internal Review expenses consisted of $4.1 million of professional fees and a $1.5 million voluntary compliance payment to the IRS.
(c)	Represents severance costs primarily attributed to the former CEO's departure from the Company including $2.9 million in stock-based compensation due to the accelerated vesting of stock options.

JACKSON HEWITT TAX SERVICE INC.

ADJUSTED RESULTS OF OPERATIONS

(unaudited)

(dollars in thousands, except per share amounts)

	Three Months Ended October 31,		Six Months Ended October 31,
	2007	2006	2007	2006
Net loss, as reported	$(23,674)	$(15,489)	$(43,279)	$(28,159)
Internal review expenses	2,174	—	5,588	—
Severance costs	5,734	—	6,395	—
Termination of franchise agreements	433	—	433	—
Adjustment to income taxes	(2,682)	—	(4,279)	—

Net loss, as adjusted	$(18,015)	$(15,489)	$(35,142)	$(28,159)

Loss per share, as reported
Basic and Diluted	$(0.78)	$(0.46)	$(1.43)	$(0.82)

Loss per share, as adjusted
Basic and Diluted	$(0.60)	$(0.46)	$(1.16)	$(0.82)

A “non-GAAP financial measure” is defined as a numerical measure of a company's performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles (“GAAP”) in the United States of America. In the schedule presented above, the Company has included a comparison of such non-GAAP financial measures to the most directly comparable GAAP financial measures. Management believes the above presentation of net loss and loss per share on an “as adjusted” basis, which are non-GAAP financial measures, is necessary to reflect the impact of expenses incurred in connection with the transactions noted above in order to help investors compare, on an equivalent basis, the Company's financial results for the current periods presented to its financial results for the same periods presented last year.

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